Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

ABIOMED, Inc.:

We hereby consent to the incorporation by reference in the Registration Statement No. 333-123676 on Form S-8 of our report dated June 17, 2015 relating to the statement of net assets available for plan benefits of the ABIOMED Retirement Savings Plan as of December 31, 2014 and 2013, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2014, and the related schedule, which appears in this Annual Report on Form 11-K of ABIOMED, Inc.

/s/ Caron & Bletzer, PLLC

Kingston, NH

June 17, 2015